TECHNICAL SERVICES AND TESTING AGREEMENT

THIS TECHNICAL SERVICES AND TESTING AGREEMENT ("Agreement") is made effective as of 12:01 a.m. C.S.T. on September 30, 2006 ("Effective Date"), by and between UTeC Corporation, LLC ("UTeC') and Hallowell Manufacturing LLC ("Hallowell").

WHEREAS, Hallowell is purchasing certain assets and operations of Energetic Systems Inc., LLC, SEC Investment Corp. LLC and DetaCorp Inc., LLC, pursuant to that certain Asset Purchase Agreement dated September 30, 2006 (the "Purchase Agreement');

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement;

WHEREAS, Hallowell desires to have UTeC perform certain operations support, quality control and testing services with respect to packaged explosives products;

WHEREAS, Hallowell further desires to have UTeC provide certain product evaluation and improvement, and testing and general support services for commercial explosive products consistent with similar services provided historically by UTeC to its affiliates;

WHEREAS, UTeC is willing to provide such services to, for and on behalf of Hallowell and entities controlled by Hallowell or under common control with Hallowell (each, an "Affiliate", and collectively with Hallowell, the "Manufacturers"), conditioned upon and subject to the terms and conditions as hereinafter set forth; and

WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition precedent to Hallowell's obligations to close the transactions contemplated by the Purchase Agreement.

Now, THEREFORE, in consideration of the mutual promises and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Service Retention. Hallowell hereby retains UTeC to perform the Services (as defined below) for and on behalf of the Manufacturers, subject to the terms and conditions as hereinafter provided. UTeC may perform any of the Services at UTeC's laboratory at Riverton, Kansas (the "Lab"), at its testing site at Hallowell, Kansas (the "Test Site"), or at a location designated by the Manufacturers. If the Services are performed at a location other than the Lab or the Test Site, the applicable Manufacturer will provide adequate facilities and equipment to UTeC to permit UTeC to conveniently perform the Services. To the extent that performance of the Services at a location other than the Lab or the Test Site requires UteC to incur additional costs or fees, the applicable Manufacturer shall pay the actual out-of-pocket expenses directly associated with the provision of the Services. If travel is required and approved by a Manufacturer in advance, the Manufacturers shall reimburse UTeC for the actual cost· for travel, meals, accommodation and other reasonable out-of-pocket expenses directly associated with the provision of the Services to the extent such expenses comply with the reasonable instructions of the applicable Manufacturer with respect thereto.

2. Acceptance. UTeC agrees to perform the Services, pursuant to the terms and conditions of this Agreement.

3. Services. Subject to the terms and provisions of this Agreement, UTeC agrees to provide to the Manufacturers the following services at such times and in such manner as mutually agreeable to the Hallowell and UTeC(the "Services"):

A. Technical Services. UTeC shall provide services:

1.           with respect to raw materials:

(a)	identify & validate new/alternate suppliers for comparable raw materials; and

(b)	evaluate evolutionary changes in existing raw materials such as particle sizes, densities, or incoming quality control.

2.           with respect to operational support:

(a)	assist plant personnel to resolve process and product manufacturing issues;

(b)	assist plant personnel with operational procedures; and

(c)	assist plant personnel with process troubleshooting related to materials changes and introduction of evolutionary (but similar) raw materials.

B. Testing Services. UTeC shall provide services with respect to:

1.           In process quality control;

2.           Quality control for manufactured products; and

3.           Investigation and reporting on customer field complaints for manufactured products.

C. Other Related Services. UTeC shall provide such other services that may be requested by the Manufacturers that are consistent with services currently or previously provided by UTeC to Affiliates of Hallowell for bulk and packaged products.

With respect to the Services described in this Section 3, UTeC shall provide up to three man-years (6,000 hours/year) of Services in each year of the Term (as defined in Section 6) to perform the Services. On or about the 15th day of each month during the Term, UTeC shall provide to Hallowell a detailed invoice describing the Services performed in the month most recently ended and specifying the number of hours dedicated to such Services.

TECHNICAL SERVICES AND
TESTING AGREEMENT

4. Ownership of Intellectual Property.

A. Works Made For Hire. The parties agree that if UTeC is requested by the Manufacturers to engage in any research and development activities pursuant to a mutually executed statement of work including terms and conditions therefor, then the resulting intellectual property shall be deemed to be a "work made for hire" as that term is defined in the United States Copyright Act (17 U.S.C. § 101), and UTeC hereby irrevocably assigns all its ownership rights in and to such work to the applicable Manufacturer; provided, however, in no way does UTeC assign, license, or grant any rights to any intellectual property of UTeC or any of its employees, associates and affiliates which rendered the work for hire possible. If any such work of authorship cannot be assigned, UTeC hereby grants to the Manufacturers a perpetual, royalty-free license for the United States, Canada and Mexico to use, reproduce, distribute, and create derivative works of such work.

B. No Other Rights. Except for the provisions of Section 4.A., nothing in this Agreement or any course of dealing between the parties will be deemed to create a license from either party to the other of any intellectual property right of either party, whether by estoppel, implication, or otherwise.

5. Payment for Services. In consideration of the performance and provision of the Services, Hallowell shall pay to UTeC $360,000 per year adjusted annually for inflation in years three through five of this Agreement (based upon the change in the Consumer Price Index for the immediately preceding year), payable monthly at the rate of $30,000 per month as so adjusted for inflation, until this Agreement is terminated in accordance with Section 6.A.

6. Term and Termination.

A. The term of this Agreement shall commence as of the Effective Time and shall terminate on September 30, 2011 (the "Term"), unless extended by mutual consent.

B. Upon termination of this Agreement, UTeC will make available and deliver to Hallowell, at UTeC's offices in Riverton, Kansas, all property, books and records of Hallowell in UTeC's possession as of the date of termination.

7. Releases and Indemnification.

A. By Hallowell.

1. Hallowell hereby relieves and releases UTeC, its members, managers, officers, directors, employees, agents, and affiliates from any and all liability or damages, cost or expense incurred by Hallowell, however caused, arising out of any of the (i) Services provided by UTeC or any other entity or person for and on behalf of Hallowell under this Agreement, other than for gross negligence or willful misconduct by UTeC or any such person or entity or (ii) any recommendations made by UTeC or any such person or entity under this Agreement.

TECHNICAL SERVICES AND
TESTING AGREEMENT

2. Hallowell further agrees to indemnify and hold UTeC, its members, managers, officers, directors, employees, agents and affiliates harmless from and against any and all losses, claims obligations, liabilities, penalties, causes of action, damages, costs and expenses (including without limitation, costs of defense, settlement and reasonable attorneys' fees and expenses) which any or all of them may hereafter be alleged to be liable for, suffer, incur, be responsible for or payout, arising out of or resulting from any such Services performed or to be performed hereunder or relating to this Agreement other than for gross negligence or willful misconduct by UTeC or any such person or entity.

B. By UTeC. UTeC agrees to indemnify and hold the Manufacturers, their members, managers, officers, directors, employees, agents and affiliates harmless from and against any and all losses, claims obligations, liabilities, penalties, causes of action, damages, costs and expenses (including without limitation, costs of defense, settlement and reasonable attorneys' fees and expenses) which any or all of them may hereafter be alleged to be liable for, suffer, incur, be responsible for or payout, arising out of or resulting from gross negligence or willful misconduct by UTeC or any such person or entity with respect to the performance of any Services by UTeC under this Agreement.

8. Representations and Warranties of UTeC. UTeC hereby represents, warrants and covenants to Hallowell that as of the date hereof:

(a) UTeC is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to carry on its business and activities as now being conducted.

(b) This Agreement has been duly authorized, executed and delivered by UTeC. UTeC has the corporate power and authority to enter into this Agreement and to perform his obligations hereunder. No other act, approval or proceeding on the part of UTeC is or will be required to authorize the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby.

(c) This Agreement constitutes the legal, valid, and binding obligation of UTeC, enforceable against UTeC in accordance with its terms.

(d) UTeC is experienced and knowledgeable concerning the Services.

(e) UTeC has (or will, as applicable) fully acquainted itself with all conditions at the Manufacturers' premises where it may perform the Services.

(f) UTeC understands the currently known hazards and risks that the provision of the Services may present to persons, property and the environment.

(g) UTeC shall perform the Services in conformance with the standards of care, skill, and diligence normally observed by professionals in the provision of similar services.

9. Assistance. Hallowell agrees to assist UTeC in performing the Services in any manner which UTeC deems reasonably necessary and further agrees to furnish UTeC in a timely manner with any documentation which UTeC deems reasonably necessary to aid in performing the Services.

TECHNICAL SERVICES AND
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10. Permits, Licenses, and Compliance with Law. UTeC, at its sole cost and expense, shall procure all necessary permits and licenses for UTeC to performthe Services, and shall comply with all federal, state and local law, ordinances, codes and regulations applicable to the performance of the Services; provided, however, Manufacturers, at their sole cost and expense, shall procure all necessary permits and licenses necessary for the operation of their respective businesses, and shall comply with all federal, state and local law, ordinances, codes and regulations applicable to their respective businesses. UTeC specifically agrees to abide by all standards and regulations of the federal Occupational Safety and Health Administration applicable to the performance of the Services. When on the premises of the Manufacturers, UTeC shall observe the Manufacturers' safety practices.

11. Independent Contractor. UTeC shall at all times be an independent contractor in performing the Services under this Agreement, and shall furnish all supervision and direction required to complete the Services. Under no circumstance shall UTeC, its employees, agents or subcontractors be considered an employee or agent of the Manufacturers.

12. Sales by UTeC of Certain Products.

A. From time to time, Hallowell may request UTeC to toll manufacture certain commercial packaged explosives on its behalf at UTeC's PRUF plant located on UTeC's testing site near Hallowell's facilities (the "PRUF Planf'), pursuant to customary terms and conditions and using materials, ingredients and packaging materials supplied by Hallowell. In such instances, Hallowell and UTeC will first agree on the product sizes and the amount to be paid to UTeC for its labor and manufacturing services.

B. From time to time, UTeC produces materials that are suitable for inclusion in commercial packaged explosives from its PRUF Plant, which materials contain perchlorate ("Perchlorate-Based Materials"). When Perchlorate-Based Materials become available, prior to offering them for sale to any other party, UTeC shall offer to Hallowell the opportunity to enter into an agreement with UTeC on customary terms and conditions concerning the incorporation by UTeC of such Perchlorate-Based Materials into commercial packaged explosives using other materials and ingredients provided Hallowell, and package them in Hallowell-supplied packaging for subsequent sale by Hallowell or UTeC. In such cases, Hallowell and UTeC shall share equally the sales margin after deducting the cost of direct labor, materials, packaging and incurred freight. In the event Hallowell is unable or unwilling to enter into such an agreement relating to Perchlorate-Based Materials, then UTeC shall be entitled to sell the products directly to explosives end-users under its own name and for its own account.

C. From time to time, UTeC produces materials that are suitable for inclusion in commercial packaged explosives from its PRUF Plant, which materials do not contain perchlorate ("Non-Perclllorate-Based Materials"), When Non-Perchlorate-Based Materials become available, prior to offering them for sale to any other party, UTeC shall offer to Hallowell the opportunity to enter into an agreement with UTeC on customary terms and conditions concerning the incorporation by UTeC of such Non-Perchlorate-Based Materials into commercial packaged explosives using other materials and ingredients provided by Hallowell, and package them in Hallowell-supplied packaging for subsequent sale by Hallowell or UTeC. In such cases, Hallowell and UTeC shall share equally the sales margin after deducting the cost of direct labor, materials, packaging and incurred freight. In the event Hallowell is unable or unwilling to enter into such an agreement relating to Non-Perchlorate-Based Materials, then UTeC shall be entitled to sell the products directly to explosives end-users under its own name and for its own account.

TECHNICAL SERVICES AND
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D. UTeC shall also be entitled to continue to make development, trial or initial quantities of packaged products for third parties, consistent with UTeC's past production practice.

E. The restrictions contained in this Section 12 shall not apply to sensitizers. UTeC agrees that during the Term, it shall not sell any packaged products to explosives manufacturers, distributors or end-users, other than as provided in Section 12.B, 12.C and 12.D, without the written consent of Hallowell.

13. Confidentiality. During the Term and for a period of one year thereafter, UTeC acknowledges that it has had access to and is in possession of confidential and proprietary information belonging to Hallowell and in the course of performing the Services will obtain additional proprietary information belonging to Hallowell, including without limitation, work' product, analysis, research, contents of confidential processes used by Sellers (to the extent included in the Transferred Assets) or Hallowell, computer programs, methods, ideas, knowhow, business information (including sales and marketing research, pricing and costs, materials, plans, accounting and financial information, personnel records, customer lists, and the like), trade secrets, and any other information either now known by UTeC or disclosed in the future to UTeC and designated as confidential either expressly or by the circumstances under which such information is disclosed ("Confidential Information"); provided, however, for clarification purposes, the parties hereto acknowledge and agree that "Confidential Information" shall not include proprietary information belonging to UTeC Corporation, LLC, including without limitation, work product, analysis, research, contents of confidential processes used by UTeC, computer programs, methods, ideas, know-how, business information (including sales and marketing research, pricing and costs, materials, plans, accounting and financial information, personnel records, customer lists, and the like), trade secrets of UTeC. Confidential Information does not include information and/or data which: (a) has become publicly known through no violation of an obligation of non-disclosure of any person or entity; (b) was obtained by UTeC from a third party through no violation of an obligation of non-disclosure of any person or entity; (c) was independently developed without any use or reference to Confidential Information and through no violation of an obligation of non-disclosure of any person or entity; (d) has been approved for disclosure in writing by Hallowell; or (e) has been disclosed pursuant to a requirement of law, but only to the extent such disclosure is required. UTeC agrees that it shall not use, transfer, commercialize or disclose such Confidential Information to any person or entity or make use of Confidential Information in any way.

14. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that Hallowell may assign this Agreement to any Affiliate, with the prior written consent of UTeC, not to be unreasonably withheld.

TECHNICAL SERVICES AND
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15. Termination. If either party should fail perform any provision of this Agreement, the other party may serve a notice in writing upon the non-performing party to remedy such failure, and upon the refusal or neglect of the non-performing party for a period of IS days to remedy such failure, the other party may terminate this Agreement forthwith. In the event of such a termination, UTeC shall be compensated for Services, if any, then completed, plus approved expenses and all other obligations of Manufacturers, except for those would reasonably be expected to survive termination of this Agreement, shall terminate. Termination under this section or under any other section of this Agreement shall not relieve or release the party hereto from any rights, liabilities, or obligations that it has accrued prior to the date of such termination.

16. Insurance.

(a) UTeC shall, at is sole cost and expense, procure and maintain during the term of this Contract, the following insurance coverage:

(i)
Commercial General Liability Insurance. Such insurance shall contain broad form contractual liability and completed operations coverage with a single limit of at least $1,000,000 each occurrence or claim and an aggregate limit of at least $1,000,000. This insurance shall have no exclusion for claims arising out of a collapse, explosion or damage to underground property. Coverage for damage to property in UTeC's care, custody, or control shall be no more restrictive than that provided by the standard Broad Form Property Damage endorsement. Coverage for completed operations to remain in force for not less than twelve (12) months after final completion and acceptance of all Services performed hereunder.

(ii)
Workers' Compensation and Employer's Liability Insurance. The limits of such policies shall be as provided by statute or where such insurance is normally written with a specific limit, not less than $500,000 per accident or occurrence.

(b) Hallowell shall be named as an additional insured on all insurance polices noted above (excluding Workers' Compensation).

(c) Certificates of insurance confirming the existence of the insurance required herein shall be submitted to Hallowell on request. Certificates shall bear a certification that the coverage specified therein will not be amended, altered, modified, or canceled without at least thirty (30) days written notice to UTeC.

(d) The insurance and limits of liability indicated with respect to any insurance policies required to be provided by UTeC are for the further protection of Hallowell and shall not in any way be construed to limit or modify the liability of Hallowell hereunder. Neither failure of UTeC to comply with any of the insurance provision of this Agreement, nor the failure to secure endorsements on the polices as may be necessary to carry out the terms and provisions of this Agreement, shall be construed to limit or relieve UTeC from any of its obligations under this Agreement, including the insurance provisions set forth in this section.

TECHNICAL SERVICES AND
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17. Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

18. Amendments and Modifications. This Agreement may only be amended or modified by the agreement of the parties hereto, in writing, and executed by both of the parties hereto.

19. Government Law: Jurisdiction: Service of Process. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS Of THE STATE Of DELAWARE WITHOUT REGARD TO CONFLICTS-Of-LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION Of ANY OTHER LAW. Any proceeding arising out of or relating to this Agreement or the Services may be brought in the courts of the State of Oklahoma, County of Oklahoma, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Oklahoma, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement or the Services in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

20. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

21. Captions. The captions of each paragraph hereof are entered as a matter of convenience only and shall not be considered to be of any effect in the construction of the provision or provisions of this Agreement.

22. Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

If to UTeC:
UTeC Corporation, LLC
Address: 8500 SE Jayhawk Drive, Riverton, Kansas 66770
Attention: Suresh Subramanian

TECHNICAL SERVICES AND
TESTING AGREEMENT